Exhibit 99.1

STARTECH ENVIRONMENTAL ADVISES SHAREHOLDERS TO TAKE NO ACTION
IN RESPONSE TO FRIENDLY LRL TENDER OFFER

Wilton, Connecticut, July 7, 2009 -- Startech Environmental Corp. (OTC BB: STHK), a fully reporting, Award-winning Environment and Energy Company, today urged its shareholders not to take any action with respect to the commencement of a tender offer on July 6, 2009 by Friendly LRL Holdings LLC to purchase all of the outstanding shares of Startech for $0.65 per share in cash.

The Startech board of directors today said that it will carefully review the tender offer materials that Friendly LRL has disseminated.  The Startech board will advise shareholders of the board’s position regarding the Friendly LRL tender offer by July 17, 2009, as required by law.

About Startech -- The Environment and Energy Company

Startech is an internationally recognized, Award-winning, Environment and Energy Industry Company producing and selling its innovative, proprietary plasma processing equipment known as the Plasma Converter System(TM).

The Plasma Converter System safely and economically destroys wastes, no matter how hazardous or lethal, and turns most into useful and valuable products. In doing so, the System protects the environment and helps to improve Public Health and Safety. The System achieves closed-loop elemental recycling to safely and irreversibly destroy urban waste, organics and inorganics, solids, liquids and gases, hazardous and non-hazardous waste, industrial by-products and also items such as electronics-waste (e-waste), medical waste, chemical industry waste and other specialty wastes, while converting many of them into useful commodity products that can include silicates, metals and a synthesis-gas called Plasma Converted Gas (PCG)(TM).

Among the many commercial uses for PCG, is its use to produce "Carbonless Electric Power" from Startech Hydrogen, Gas-To-Liquid (GTL) fuels such as ethanol, synthetic diesel fuel and other higher alcohol "alternative" fuels. Startech Hydrogen, for commercial use and sale, can also be recovered from the PCG.

The Startech Plasma Converter is essentially a manufacturing system producing valuable commodity products from feedstock-materials that were previously regarded as wastes.

Startech regards all wastes, hazardous and non-hazardous, as valuable renewable resources and as feedstocks.

For further information, please visit http://www.startech.net or contact Steve Landa at (888) 807-9443 or (203) 762-2499 Ext. 148 or sales@startech.net.

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its Plasma Converter(TM) technology. All forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, failure of the customer to obtain appropriate financing for the project, general risks associated with product development, manufacturing, rapid technological change and competition as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.